WILLOWTREE ADVISOR, INC. SIGNS KATHY HILTON TO WORLDWIDE SKINCARE LICENSE AND ANNOUNCES THE ADDITION OF FOUR NEW DIRECTORS TO ITS BOARD

December 6, 2006

Willowtree Advisor, Inc. (“Willowtree” or the “Company”) (OTCBB: WLLW) its wholly owned subsidiary, OmniReliant Corporation (“OmniReliant”), and Kathy Hilton announced that they have entered into an exclusive, worldwide license agreement for the creation, development and distribution of skincare, fragrances and related bath and body products under the “Kathy Hilton Private Beauty Spa Collection” brand and related trademarks.

The company also announced today the addition of four new directors to the Company’s Board. Mr. Lucien Lallouz, Mr. Tim Harrington, Mr. Kevin Harrington, and Mr. Richard Diamond have joined Mr. Chris Phillips on the Company’s Board. Mr. Lallouz was also nominated as non-executive Chairman of the Board of Directors. The Company intends to change its name in the near future to “OmniReliant Holdings, Inc.” to better reflect its new direction.

OmniReliant was founded by a group of seasoned executives including legendary direct response industry giants, Tim and Kevin Harrington, both of Reliant International Media, and financial specialists Chris Phillips and Richard Diamond both from Apogee Financial Investments, Inc. (“Apogee”). Apogee’s wholly owned investment bank, Midtown Partners & Co., LLC, acted as the sole private placement agent for the Company’s recently concluded private placement financing with an institutional accredited investor in the amount of $3,000,000. The founding Chairman of the Company, Mr. Lucien Lallouz, a principal of GLMAC, facilitated the Kathy Hilton brand license. Also joining the team as its Company President and Chief Operating Officer is Paul Morrison, who brings many years of expertise in the cosmetics industry to the Company.

“We are indeed excited to partner up with the Company and OmniReliant for Kathy’s Skincare products,” said Rick Hilton, president of KRH Licensing Company, LLC. “In her quest for bringing to market the world’s best skincare products under her brand name, Kathy has committed to working with Transvital Advance Swiss Research Laboratories for the creation and development of a proven line of Spa Wellness products.” added Mr. Hilton.

Mr. Chris Phillips, Chief Executive Officer and Chief Financial Officer of the Company and OmniReliant remarked, "The agreement with Kathy Hilton, a prestigious and world renowned personality, is an important first step for the Company.” OmniReliant’s business model is to bring affordable luxury products to market via direct response, live television and retail distribution. “We believe its potential will provide the company with numerous business opportunities in the affordable luxury segment. Kathy Hilton’s mission is ‘to offer the very best at affordable prices.' We intend to rigorously apply this strategy going forward,” continued Mr. Phillips.

About Kathy Hilton

Kathy Hilton is married to Rick Hilton, who is the grandson of hotel chain founder Conrad Hilton. She is the mother of four children -- daughters Paris and Nicky and sons Barron and Conrad.

Kathy was the host of "Many Splendid Things," her own show on the QVC network. On the program Hilton sold tableware products that she described as “beautiful things that I love.”

Last June Kathy hosted “I WANT TO BE A HILTON” on NBC. The show also aired in the UK and other international markets. Kathy Hilton is active in many charitable organizations, including "Operation Smile" and “City of Hope.” In April, 1997, Hilton was honored as Woman of the Year by City of Hope. In November, 1999, she was given the Guardian Angel Women of the Year Award by the L.A. Junior League.

Kathy’s mantra; “Making a difference in the world includes being a good person. Not being judgmental. Be a listener. Stop and smell the roses. Be grateful and positive and thank God for your blessings.”

About the Company

The Company’s wholly owned subsidiary, OmniReliant Corporation, engages in the creation, design, distribution, and sale of affordable luxury products available to U.S. and international consumers through direct response infomercials, live shopping networks, ecommerce, direct mail and traditional retail channels. We will first focus on bringing the Kathy Hilton “Private Beauty Spa” product line to market and developing other personalities and designer licenses for the Company.

The corporate offices of Willowtree are located at 4902 Eisenhower Blvd., Suite 185, Tampa, FL 33634. Questions may be addressed to Chris Phillips, Chief Executive Officer, at (813) 885-5998.

Forward-Looking-Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Willowtree and OmniReliant results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Willowtree and OmniReliant undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact Information:

Willowtree Advisor, Inc., Tampa, Florida

Chris Phillips, CEO and CFO (813) 885-5998